(logo)                                        American Enterprise Life
AMERICAN                                      Insurance Company
 EXPRESS                                      Administrative Offices:
(R)                                           [829 AXP Financial Center]
                                              [Minneapolis, MN 55474]

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, American Enterprise Life Insurance Company, a Stock Company, Indianapolis, Indiana. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the initial purchase payment.

Signed for and issued by American Enterprise Life Insurance Company of Indianapolis, Indiana, as of the contract date.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE VARIABLE ACCOUNT PROVISIONS.

PAYMENTS AND VALUES BASED ON THE GUARANTEE PERIOD ACCOUNTS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. SEE THE WITHDRAWAL PROVISIONS SECTION FOR MARKET VALUE ADJUSTMENT PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value, including any Market Value Adjustment, if applicable, and less any purchase payment credits, if applicable, at the end of the Valuation Period during which we receive the contract; and (2) any premium tax charges paid. This contract will then be considered void from its start.

/s/ Eric L. Marhoun                             /s/ Carol A. Holton

Secretary                                       President

   o        Flexible Purchase Payments
   o        Investment Experience Reflected in Benefits
   o        Variable Accumulation Values
   o        Optional Variable or Fixed Dollar Annuity Payments
   o        Annuity Payments to Begin on the Retirement Date
   o        This Contract is Nonparticipating -- Dividends Are Not Payable

                                                                  [SSOB8B6FCC&L]
272876                                                                 A(12/03)]

                                  CONTRACT DATA

Contract Number:           [9920-SAMPLE]   Contract Date:     [November 1, 2004]
Initial Purchase Payment:  [$25,000]       Retirement Date:   [November 1, 2044]
Annuitant:                 [John Doe]      Contract Type:     [Non-Qualified]
Contract Owner:            [John Doe]

Upon issuance of this contract your initial purchase payment has been applied as shown below. You may make additional payments and change the purchase payment allocation as provided in this contract. For more information, please refer to the Purchase Payments Provision.

Allocation                                     Purchase Payment  Allocation                                              Purchase
                                                  Allocation                                                             Payment
                                                  Percentage                                                            Allocation
                                                                                                                        Percentage

[1 Year Guarantee Period Account                     ___%        [Fidelity VIP Contrafund(R) Portfolio Service            [___%
2 Year Guarantee Period Account                      ___%        Class 2
3 Year Guarantee Period Account                      ___%        Fidelity VIP Growth Portfolio Service Class 2             ___%
4 Year Guarantee Period Account                      ___%        Fidelity VIP Mid Cap Portfolio Service Class 2            ___%
5 Year Guarantee Period Account                      ___%        Fidelity VIP Overseas Portfolio Service Class 2           ___%
6 Year Guarantee Period Account                      ___%        FTVIP Franklin Real Estate Fund - Class 2                 ___%
7 Year Guarantee Period Account                      ___%        FTVIP Franklin Small Cap Fund - Class 2                   ___%
8 Year Guarantee Period Account                      ___%        FTVIP Franklin Small Cap Values Securities Fund -
9 Year Guarantee Period Account                      ___%        Class 2                                                   ___%
10 Year Guarantee Period Account                     ___%        FTVIP Mutual Shares Securities Fund - Class 2             ___%
AIM V.I. Basic Value Fund - Series II Shares         ___%        FTVIP Templeton Foreign Securities Fund - Class 2
AIM V.I. Capital Development Fund - Series                       MFS(R) Investors Growth Stock Series - Service            ___%
II Shares                                            ___%        Class
AIM V.I. Premier Equity Fund - Series II                         MFS(R) New Discovery Series - Service Class               ___%
Shares                                               ___%        MFS(R) Total Return Series - Service Class                ___%
AllianceBernstein VP Growth and Income                           MFS(R) Utilities Series - Service Class                   ___%
Portfolio (Class B)                                  ___%        Oppenheimer Capital Appreciation Fund/VA, Service         ___%
AllianceBernstein VP Premier Growth                              Shares
Portfolio (Class B)                                  ___%        Oppenheimer Global Securities Fund/VA, Service            ___%
AllianceBernstein VP Technology Portfolio                        Shares
(Class B)                                            ___%        Oppenheimer High Income Fund/VA, Service Shares           ___%
AllianceBernstein VP Total Return  Portfolio                     Oppenheimer Main Street Fund/VA, Service Shares
(Class B)                                            ___%        Oppenheimer Strategic Bond Fund/VA, Service Shares        ___%
AXP(R) VP - Cash Management Fund                     ___%        Putnam VT Growth and Income Fund - Class IB Shares
AXP(R) VP - Diversified Bond Fund                    ___%        Putnam VT International Equity Fund - Class IB            ___%
AXP(R) VP - Diversified Equity Income Fund                       Shares
AXP(R) VP - Growth Fund                              ___%        Putnam VT Research Fund - Class IB Shares Putnam          ___%
AXP(R) VP - New Dimensions Fund(R)                   ___%        VT Vista Fund - Class IB Shares]
AXP(R) VP - Partners Small Cap Value Fund            ___%                                                                  ___%
AXP(R) VP - S&P 500 Index Fund
AXP(R) VP - Short Duration US Government             ___%                                                                  ___%
Fund ]                                               ___%                                                                  ___%

                            [Purchase Payment Credits
Cumulative Net Purchase Payment Amount   Net Purchase Payment Credit Percentage
--------------------------------------   --------------------------------------
       [      $ 0  -   $9,999                             [0%
          $10,000  -  $99,999                              2%
         $100,000  - $249,999                              3%
         $250,000 +]                                       4%]

Purchase payment credits are not vested until [12 months] after being credited in the case of a free look cancellation, a death claim payment or a full withdrawal not subject to withdrawal charges.]

272876DPWF6                                                          Page 2[.0 ]

Contract Number: [9920-SAMPLE]          Contract Date: [November 1, 2004]


[Death Benefit:  Return of Purchase Payment]
[Death Benefit:  Maximum Anniversary Value]
[Death Benefit:  5% Accumulation]
[Death Benefit:  Enhanced]

Guaranteed Minimum Withdrawal Benefit Rider     [Initial Annual Charge of 0.65%]
[The maximum RBA and GBA is $5,000,000.]        [Maximum Annual Charge of 2.75%]

Allocation Restrictions/Limitations: This rider may restrict or requires specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, guarantee period accounts, if applicable, and one-year fixed account, if applicable. Changes to allocations or Asset Allocation Models may affect the Initial Annual Charge.

[Guaranteed Minimum Income Benefit Rider        [Initial Annual Charge of 0.50%]
(Maximum Anniversary Value Benefit Base)        [Maximum Annual Charge of 2.50%]

Allocation Restrictions/Limitations: This rider may restrict or requires specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, guarantee period accounts, if applicable, and one-year fixed account, if applicable. Changes to allocations or Asset Allocation Models may affect the Initial Annual Charge.

[Guaranteed Minimum Income Benefit Rider        [Initial Annual Charge of 0.65%]
(5% Accumulation Benefit Base)                  [Maximum Annual Charge of 2.75%]

Allocation Restrictions/Limitations: This rider may restrict or requires specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, guarantee period accounts, if applicable, and one-year fixed account, if applicable. Changes to allocations or Asset Allocation Models may affect the Initial Annual Charge. Excluded investment options from the variable account floor: [AXP Cash Management Fund, Guarantee Period Accounts, if applicable, and the one-year fixed account, if applicable.]

[Guaranteed Minimum Income Benefit Rider        [Initial Annual Charge of 0.70%]
(Enhanced Death Benefit Base)                   [Maximum Annual Charge of 2.80%]

Allocation Restrictions/Limitations: This rider may restrict or requires specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, guarantee period accounts, if applicable, and one-year fixed account, if applicable. Changes to allocations or Asset Allocation Models may affect the Initial Annual Charge. Excluded investment options from the variable account floor: [AXP Cash Management Fund, Guarantee Period Accounts, if applicable, and the one-year fixed account, if applicable.]

[Benefit Protector Death Benefit Rider          [Annual Charge of 0.25%]

         Rider Benefit Percentage                    [ 40%]
         Maximum Earnings at Death Percentage        [250%]]

[Benefit Protector Plus Death Benefit Rider     [Annual Charge of 0.40%]

         Rider Benefit Percentage                    [ 40%]
         Maximum Earnings at Death Percentage        [ 250%]
         Purchase Payment Percentage Schedule
             Death Occurring in Contract Years                Percentage
                       1 - 2                                     [  0%]
                       3 - 4                                     [10%]
                       5 and later                               [20%]]


272876DPWF6                                                          Page 2[.1 ]

Contract Number: [9920-SAMPLE]          Contract Date:   [November 1, 2004]
Withdrawal Charge Schedule: If you withdraw all or a portion of this contract, a withdrawal charge may apply. A withdrawal charge applies if all or part of the purchase payments withdrawn is from payments received as shown below.

     Years From Purchase Payment Receipt      Withdrawal Charge
                    1                         8.0% of purchase payment withdrawn
                    2                         8.0% of purchase payment withdrawn
                    3                         8.0% of purchase payment withdrawn
                    4                         6.0% of purchase payment withdrawn
                    5                         4.0% of purchase payment withdrawn
                    6                         2.0% of purchase payment withdrawn
                    7+                        0.0% of purchase payment withdrawn

You may withdraw the greater of 10 percent of your prior contract anniversary contract value or contract earnings each contract year without incurring a withdrawal charge. For more information, please refer to the Withdrawal Charge Provision.

Annual Mortality and Expense Risk Charge:       [1.50% - 1.90% of the daily net
                                                asset value]

Annual Variable Account Administrative Charge:  [0.15% of the daily net asset value]

Annual Contract Administrative Charge:          [$40], waived at contract values
                                                of [$50,000] or more

The Maximum Total AEL Variable Annuity
Purchase Payment Per Annuitant Life :           [$1,000,000]

The Minimum Additional Purchase Payment:        [$100]

The Minimum Investment in any Guarantee
Period Account:                                 [$1,000]

Market Value Adjustment
All payments and values based on the Guarantee Period Account(s) are subject to a Market Value Adjustment formula, the operation of which may result in upward and downward adjustments in amounts payable. For more information, please refer to the Market Value Adjustment Provision.

272876DPWF6                                                          Page 2[.2 ]

                          Guide to Contract Provisions

   Definitions                         Important words and meanings                                                          Page 3

   General Provisions                  Entire contract; Annuity tax qualification; Contract                                  Page 5
                                       modification; Incontestability; Benefits based on incorrect data; State laws; Reports to owner; Evidence of survival;
                                       Protection of proceeds; Payments by us; Voting rights

   Ownership and Beneficiary           Owner rights; Change of ownership; Beneficiary; Change of                             Page 6
                                       Beneficiary; Assignment

   Payments to Beneficiary             Describes the amounts payable upon death                                              Page 7

   Purchase Payments                   Purchase payments; Payment limits; Allocations of purchase                            Page 8
                                       payments, Purchase Payment Credits

   Contract Value                      Describes the Guarantee Period and variable account contract                          Page 9
                                       values; Contract administrative charge; Premium taxes; Transfers of contract values

   Guarantee Period and Variable       Describes Guarantee Period Accounts and interest credited;                           Page 11
   Accounts                            Describes the variable subaccounts accumulation units and
                                       values; Net investment factor; Mortality
                                       and expense risk charge; Variable account
                                       administrative charge; Annuity unit value

   Withdrawal Provisions               Contract withdrawal for its withdrawal value; Rules for                              Page 13
                                       withdrawal; Withdrawal charges; Waiver of withdrawal charges;
                                       Market Value Adjustment

   Annuity Provisions                  When annuity payments begin; Different ways to receive annuity                       Page 16
                                       payments; Determination of payment amounts

   Tables of Annuity Rates             Tables showing the amount of the first variable annuity payment                      Page 18
                                       and the guaranteed fixed annuity payments for the various
                                       payment plans

Page 2                                                                    272876

                                  Definitions

The following words are used often in this contract. When we use these words, this is what we mean:

Accumulation Unit

An accumulation unit is an accounting unit of measure. It is used to calculate the variable account contract value prior to annuitization.

Annuitant

The person or persons on whose life monthly annuity payments depend. The term "annuitant" as used in this contract includes joint annuitants and therefore is replaced in all instances with the term "annuitants." The annuitants are those persons named under Contract Data or elected at annuitization. All terms, conditions, rights and requirements that apply to an "annuitant" under this contract shall apply jointly and severally to each joint annuitant named. Any contract provisions based on the age of the annuitant will be based on the age of the oldest annuitant, except that annuity income plan rates will be based on the specific annuitant(s)' age(s).

Annuitization

The application of the contract value of this contract to provide annuity payments under an annuity payment plan.

Annuity Unit

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable account on and after annuitization.

Code

The Internal Revenue Code of 1986, as amended.

Contract Anniversary

The same day and month as the contract date each year that the contract remains in force.

Contract Date

It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Value

The sum of the: (1) guarantee period accounts value; and (2) variable account contract value.

Fixed Annuity

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

Guarantee Period Accounts

These are accounts to which you may allocate purchase payments and contract values. Guarantee Period Accounts have guaranteed interest rates declared periodically.

Market Value Adjustment

A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its guaranteed period.

Nonqualified Contract

A contract used primarily for retirement purposes that is not intended to qualify as a qualified plan (such as IRAs, TSAs, or other tax-qualified plans).

Retirement Date

The date shown under Contract Data on which annuity payments are to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Valuation Date

A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable Account

Consists of separate subaccounts to which you may allocate purchase payments and contract values; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

Page 3                                                                    272876

Variable Annuity

A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Us, Our

American Enterprise Life Insurance Company

Written Request

A request in writing signed by you and delivered to us at our administrative office.

You, Your

The owner of this contract. In a nonqualfied contract, the owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

Page 4                                                                    272876

                               General Provisions

Entire Contract

This contract form and any endorsements or riders attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Annuity Tax Qualification

This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

Contract Modification

We reserve the right to modify this contract to the extent necessary to qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract

We will obtain any necessary approval of any regulatory authority for the modifications.

Incontestable

This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data

Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex or your birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from the future payments.

State Laws

This contract is governed by the law of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

Reports to Owner

At least once a year we will send you a statement showing the contract value and the cash withdrawal value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

Evidence of Survival

Where any payments under this contract depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments by Us

All sums payable by us are payable at our administrative office. Any payment or withdrawal from a variable subaccount is based on the variable subaccount value.

Voting Rights

So long as federal law requires, we will give certain voting rights to contractowners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

272876                                                                    Page 5

                            Ownership and Beneficiary

Owner Rights

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership

You may change the ownership. Any change of ownership must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Beneficiary

Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary

You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

Assignment

You can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our administrative office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our administrative office. We are not responsible for the validity of any assignment.

Page 6                                                                    272876

                             Payments to Beneficiary

Death Benefits Before Annuitization

A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

As of the date we receive due proof of death, we will pay the beneficiary the greater of the following amounts, less any applicable purchase payment credits that have not vested:

1. the contract value; or

2. the "Return of Payment Value".

Return of Payment Value (ROP) Definition

The ROP is the total purchase payments and any applicable purchase payment credits made to the contract, minus "adjustments for partial withdrawals".

Adjustments for Partial Withdrawals Definition

"Adjustments for partial withdrawals" are for each partial withdrawal using the following formula:

                  a  X  b       where:
                  -------
                     c

a    = the partial withdrawal including any applicable withdrawal charge

b    = the ROP on the date of (but prior to) the partial withdrawal

c    = the contract value on the date of (but prior to) the partial withdrawal.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our administrative office. Due proof of death includes all documents needed to complete the beneficiary's claim.

Payment of Death Benefit Before Annuitization

The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment any time within five years after the date of death.

The above death benefit will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving joint spouse elects to continue the contract.

In lieu of a lump sum, payments may be made under:

1.   an Annuity Payment Plan, provided:

o the beneficiary elects the plan within 60 days after we receive due proof of death; and

o    not exceed the life or life expectancy of the beneficiary; and

o    payments must begin no later than one year after the date of death; or

2. under other distribution options that we may offer and that satisfy requirements of Code Section72(s)(2) and related regulations, rulings or promulgations of the Internal Revenue Service or Department of the Treasury.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Spouse's Option to Continue Contract

If you die prior to annuitization and your spouse is the sole beneficiary or co-owner of the contract, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract.

Election by the spouse to continue the contract must be made by written request within 60 days after we receive due proof of death. Upon such continuation the contract value shall be equal to the death benefit that would otherwise have been paid. Withdrawal charges, if any, under the continued contract shall only apply to additional purchase payments under the continued contract shall only apply to additional purchase payments

Death After Annuitization

If you or the annuitant die after annuitization, the amount payable to the beneficiary, if any, will be as provided in the Annuity Payment Plan then in effect.

272876                                                                   Page 7

                                Purchase Payments


Purchase Payments

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our administrative office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Additional Purchase Payments

Additional purchase payments may be made until the earlier of:

1. the date this contract terminates by withdrawal or otherwise; or

2. the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

Payment Limits Provision

Maximum Purchase Payments -- The maximum total contract purchase payments may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Additional Purchase Payments -- You may make additional purchase payments of at least the amount shown under Contract Data.

Allocation of Purchase Payments

In most cases, you request, in whole percentages from 0% to 100%, how you want your purchase payments allocated among the Guarantee Period Accounts and variable subaccounts. We reserve the right to limit the accounts and/or subaccounts to which you can allocate purchase payments or contract value at any time. In addition, allocations to certain accounts or subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract. Your allocations as of the contract date are shown under Contract Data.

Unless any restrictions apply, you may, by written request, or other method agreed to by us, change your choice of accounts or percentages. The first purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our administrative office.

Purchase Payment Credits

If shown under Contract Data, we may apply an additional purchase payment credit to your contract value for applicable net purchase payments you make to this contract. The purchase payment credit is a percentage of such net purchase payment which is the purchase payment less the amount of partial withdrawals that exceed all prior purchase payments. The percentage depends on the amount of cumulative purchase payments under the contract less partial withdrawals as shown under Contract Data.

If an additional purchase payment causes the contract as a whole to be eligible for a greater percentage credit, an additional credit on prior purchase payments, less any partial withdrawals, will be allocated on the date of the additional purchase payment. Such additional credit is calculated to bring the credit percentage on all prior net purchase payments to the current level. Purchase payment credits will be allocated to the contract value according to your then-existing purchase payment allocation instructions.

Any partial withdrawal reduces the cumulative net purchase payments used as the basis of the credits on a last-in, first-out basis. Purchase payment credits are vested as shown under Contract Data.

Page 8                                                                   272876

                                 Contract Value

Contract Value

The contract value at any time is the sum of:

1.   the value of the Guarantee Period Accounts; and

2.   the variable account contract value.

If:

1.   part or all of the contract value is withdrawn; or

2.   charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount Guarantee Period Accounts will be deducted to equal such amount. For withdrawals, deductions will be made from the Guarantee Period Accounts or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the Guarantee Period Accounts will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value

The variable account contract value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments and any applicable purchase payment credits so allocated, or amounts transfered to the variable subaccounts; less

2. the value of any units deducted for charges, withdrawals or transfers from the variable subaccounts.

Guarantee Period Account Value

The value of a Guarantee Period Account at any time will be the:

1. sum of the purchase payments and any applicable purchase payment credits allocated or amounts transferred to the Guarantee Period Account, plus interest credited; less

2. any amounts transferred from the Guarantee Period Account to any variable subaccount ; less

3.   any amounts deducted for market value adjustments, charges or withdrawals;
     plus

4.   any amounts added for market value adjustments.

Contract Administrative Charge

We charge a fee for establishing and maintaining our records for this contract. The charge per year is shown under Contract Data and is deducted from the contract value at the end of each contract year. The charge deducted will be prorated among the variable subaccounts and Guarantee Period Accounts in the same proportion your interest in each bears to the total contract value.

We waive the annual contract administrative charge for any contract year where the contract value immediately prior to the deduction of the charge is equal to or more than the amount as shown under Contract Data.

If you make a full withdrawal of this contract, we deduct the full contract administrative charge at the time of full withdrawal regardless of contract value.

The charge does not apply at or after annuitization of this contract or at the time a death benefit is paid.

Premium Tax Charges

We reserve the right to assess a charge against the contract value of this contract for any applicable premium tax assessed to us by a state or local government. This charge could be deducted when you make purchase payments, or make a full withdrawal of the contract value or at the time of annuitization.

272876                                                                   Page 9

Transfers of Contract Values

While this contract is in force prior to annuitization, transfers of contract values may be made as outlined below unless contract values are required to be allocated to certain accounts or subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1. You may transfer all or a part of the values from one or more of the variable subaccounts to another one or more of the variable subaccounts. You may also transfer values held in one or more of the variable subaccounts to the Guarantee Period Accounts.

2. You may transfer values from any Guarantee Period Accounts to one or more of the variable subaccounts, or Guarantee Period Accounts anytime after 60 days of the date of the payment allocation or transfer allocation into such Guarantee Period Account. Any transfer prior to the end of the applicable guarantee period will be subject to a market value adjustment.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $500.

If you request a transfer of $500 or less, we will transfer the entire value in the subaccount or in the Guarantee Period Account from which the transfer is being made, or other such minimum amounts agreed to by us. The minimum amount that may be transferred to a Guarantee Period Account is shown under Contract Data.

We may suspend or modify transfer privileges at any time. The right to transfer contract values among the subaccounts and Guarantee Period Accounts is also subject to modification if we determine, in our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts and Guarantee Period Accounts. These modifications could include, but not be limited to, the requirements of a minimum time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner, not accepting transfers to or from the Guarantee Period Accounts or limiting the dollar amount that may be transferred between the subaccounts and the Guarantee Period Accounts by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.



Page 10                                                                  272876

                     Guarantee Period and Variable Accounts

Guarantee Period Accounts

The Guarantee Period Accounts are part of a "nonunitized" segregated asset account (Separate Account). We have established the separate account for the purpose of facilitating accounting and investment processes we undertake in offering guaranteed interest for periods you can select from those that are available. This separate account may not be charged with liabilities from any other separate account or our general account. We back the principal and interest guarantees relating to the Guarantee Period Accounts. The minimum investment in any Guarantee Period Account is as shown under Contract Data.

The Guarantee Period Account term durations we offer may vary over time. We declare and guarantee an interest rate for the entire term duration of each Guarantee Period Account when you make an allocation or transfer to a Guarantee Period Account. We credit interest to Guarantee Period Account contract values daily. All interest rates we quote are effective annual interest rates - this refers to the rate that results after interest has compounded daily for a full year Refer to the Purchase Payments and Contract Value sections for detailed Guarantee Period Account payment allocation and contract value transfer rules.

You may transfer or withdraw contract value out of a Guarantee Period Account within the 30 day period before the end of the Guarantee Period Account's guarantee period without receiving a Market Value Adjustment. During this 30day window you may choose to transfer value to a new Guarantee Period Account, transfer value to any of the variable subaccounts, or withdraw the value from the contract (subject to applicable withdrawal provisions). If we do not receive any instructions at the end of your guarantee period we will automatically transfer the value into a Guarantee Period Account with the shortest term duration we then offer. Refer to the Withdrawal Provision section for detailed market value adjustment and withdrawal rules.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in the judgment of American Enterprise Life, the funds are no longer suitable for the subaccounts. We have the right to substitute any funds for those shown under Contract Data.

We may also:

o    add new subaccounts,

o    combine any two or more subaccounts,

o    make additional subaccounts investing in additional funds,

o    transfer assets to and from the subaccounts or the variable account, and

o    eliminate or close any subaccounts.

We would first seek approval of the Securities and Exchange Commission if necessary, and, where required, the insurance regulator of the state where this contract is delivered.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any applicable purchase payment credits allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units resulting from:

1.   transfers from the subaccount; and

2.   withdrawals  (including  withdrawal and other charges) from the subaccount;
     and

3. contract administrative charge or any rider charge deductions from the subaccount.

272876                                                                   Page 11

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.  is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal or other charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) and (4) from the result. This is done where:

1.   is the sum of:

     a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period; and

3.   is a factor representing the mortality and expense risk charge; and

4.   is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

Variable Account Administrative Charge

In calculating unit values, we will deduct a variable account administrative charge from the variable subaccounts. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

Annuity Unit Value

The value of an annuity unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. the annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. the result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into Table A under the Tables of Annuity Rates section.

Page 12                                                                  272876

                              Withdrawal Provisions

Withdrawal

By written request and subject to the rules below you may:

1.   withdraw this contract for the total withdrawal value; or

2.   partially withdraw this contract for a part of the withdrawal value.

Rules for Withdrawal

All withdrawals will have the following conditions.

1.  You must apply by written request or other method agreed to by us:

     a.   while this contract is in force; and

     b. prior to the earlier of beginning an annuity payment plan or the death of the annuitant or owner.

2. You must withdraw an amount equal to at least $500. Each variable subaccount value and Guarantee Period Account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and Guarantee Period Accounts in the same proportion as your interest in each bears to the contract value.

5.  Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value, this contract and any associated riders will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value

The withdrawal value at any time will be:

1.   the contract value;

2.   plus or minus any applicable market value adjustment;

3.   minus the full contract administrative charge;

4.   minus any withdrawal charge;

5. minus any purchase payment credits that have not vested as shown under Contract Data.

Withdrawal Charge

A withdrawal charge may apply in the event you withdraw some or all of your contract value. The withdrawal charge schedule for your contract is shown under Contract Data. A withdrawal charge applies if you withdraw purchase payments received that are still in the withdrawal charge period. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

For full withdrawals, we determine your withdrawal charge by multiplying each of your purchase payments not previously withdrawn and not subject to a waiver of withdrawal charge by the applicable withdrawal charge percentage, and then totaling the charges.

For partial withdrawals, the withdrawal charge is prorated based on the percentage of your contract value being withdrawn. For example, if you withdraw half of your contract value, approximately half of the withdrawal charge applicable for a full withdrawal would be charged. (However, any waivers of withdrawal charge will not be prorated, so the withdrawal charge in the above example would be reduced further to account for applicable waivers.)

For partial withdrawals, we determine the amount that represents purchase payments which could be subject to a withdrawal charge by the following formula:

     PW - FA   X   (PP - PE)
     -------
     CV - FA

     PW = Amount of partial withdrawal

     FA = Free amount (amounts that are subject to a waiver of withdrawal charge)

     CV = Contract value prior to the withdrawal

     PP = Purchase payments not previously withdrawn

     PE = Amounts withdrawn totaling up to 10% of the prior contract anniversary value to the extent it is larger than amounts withdrawn that represent contract earnings (See item 1 under Waiver of Withdrawal Charges.)

After calculating the amount of purchase payments that might be subject to a withdrawal charge, we use the Withdrawal Order described below to determine the withdrawal charge.

272876                                                                  Page 13

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

The withdrawal charge applies regardless of the contract value at time of withdrawal. Therefore, the purchase payment amount applied to the withdrawal charge percentage may be greater or less than the contract value.

Market Value Adjustment

With respect to the Guarantee Period Accounts, any amount withdrawn, transferred or annuitized prior to the end of that guarantee period may be subject to a Market Value Adjustment. The Market Value Adjustment will be calculated by multiplying the amount withdrawn, transferred or annuitized by the formula described below:

Amount x ( [ (1 + i) / (1 + j + 0.001) ] (to the power of n/12) - 1 )

Where:   i     =  rate earned in the account from which funds
                  are being transferred or withdrawn

         j     =  current rate for a new Guarantee Period equal
                  to the remaining term (rounded up) in the current  Guarantee
                  Period

         n     =  number of months remaining in the current
                  Guarantee Period (rounded up)

There will be no Market Value Adjustment on withdrawals from Guarantee Period Accounts in the following situations: (1) Death Benefit; (2) amounts withdrawn to pay fees or charges; and (3) amounts withdrawn from the Guarantee Period Accounts within 30 days before the end of the Guarantee Period.

Waiver of Withdrawal Charges

Withdrawal charges are waived for all of the following.

1.   In each contract year, the greater of:

     a) Withdrawals during the year totaling up to 10% of your prior contract anniversary contract value (initial purchase payment in the first contract year), or

     b) Contract earnings. ("Contract earnings" is defined as the contract value less purchase payments not previously withdrawn.)

2. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days.

     To qualify, the nursing home must:

     a. be licensed by an appropriate licensing agency to provide nursing services; and

     b.   provide 24-hour-a-day nursing services; and

     c.   have a doctor available for emergency situations; and

     d.   have a nurse on duty or call at all times; and

     e.   maintain clinical records; and

     f.   have appropriate methods for administering drugs.

3. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

4. IRA required minimum distributions, for those amounts required to be distributed from this contract only.

5.   Annuity payment plan payments.

6.   Payments made in the event of the death of the owner or annuitant.

Page 14                                                                  272876

Withdrawal Order

We use this order to determine withdrawal charges.

o First, withdrawals up to 10% of your prior contract anniversary contract value (initial purchase payment in the first contract year) not previously withdrawn during this contract year. (No withdrawal charge.)

o Next, withdrawals are from amounts representing contract earnings - if any - in excess of the annual 10% free withdrawal amount. (No withdrawal charge.)

o Next, withdrawals are from purchase payments not previously withdrawn and which had been paid more than the number of years in the withdrawal charge period shown under Contract Data prior to withdrawal. (No withdrawal charge.)

o Last, withdrawals are from purchase payments received that are still within the withdrawal charge period shown in the schedule under Contract Data. We withdraw these payments on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments.

Suspension or Delay in Payment of Withdrawal

We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists as a result of which:

     a. disposal of securities held in the variable subaccounts is not reasonably practical; or

     b. it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

272876                                                                  Page 15

                               Annuity Provisions

Annuitization

When annuitization occurs, the contract value, less any applicable Market Value Adjustment will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Change of Retirement Date

You may change the retirement date shown for this contract. Tell us the new date by written request. If you select a new date, it must be at least 30 days after we receive your written request at our administrative office.

The maximum retirement date is the latest of:

1. the annuitant's 85th birthday, or

2. the 10th contract anniversary, or

3. such other date as agreed upon by us.

Pre-election of an Annuity Income Plan

If this is a nonqualified contract, you may elect how the death benefit is to be paid under the contract in the event of death before annuitization. You must make any such election on a form satisfactory to us. We must receive the form in our administrative office prior to the date of death. The death benefit will then be payable as elected by you, rather than as requested by the beneficiary.

If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void. The beneficiary will then be permitted to elect payment as otherwise allowed by this contract.

Annuity Payment Plans

Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

Plan A -- This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

Plan C -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D -- Monthly annuity payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

Plan E -- This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our administrative office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years.

If the amount to be applied to a plan would not provide a monthly payment of at least $20, we have the right to change the frequency of the payment or to make a lump sum payment of the contract value.

Page 16                                                                  272876

Allocation of Contract Values at Annuitization

At the time of annuitization under an Annuity Payment Plan, you may allocate your contract value to provide fixed dollar payments and / or allocate your contract value among the variable subaccounts, to provide variable annuity payments. We reserve the right to limit the number of variable subaccounts used at any one time during annuitization. The Guarantee Period Accounts are not available after annuitization.

Fixed Annuity

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same. At annuitization contract value amounts you allocate to provide fixed dollar payments will be applied to the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B on under the Tables of Annuity Rates section.

Variable Annuity

A variable annuity is an annuity with payments which:

1.   are not predetermined or guaranteed as to dollar amount; and

2.   vary in amount with the investment experience of the variable subaccounts.

Determination of the First Variable Annuity Payment

At annuitization, the contract value amounts you allocate to provide variable annuity payments will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and

2. in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Rates section.

Variable Annuity Payments After the First Payment

Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

Exchange of Annuity Units

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. We reserve the right to limit the number of variable subaccounts used at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

272876                                                                  Page 17

                            Tables of Annuity Rates


Table A below shows the amount of the first monthly variable annuity guaranteed to be not less than those shown in Table B. The amount payment, based on a 5% assumed investment return, for each $1,000 of of such annuity payments under Plans A, B and C will depend upon value applied under any payment plan. The amount of the first and all the sex and age of the annuitant at annuitization. The amount of subsequent monthly fixed dollar annuity payments for each $1,000 of such annuity payments under Plan D will depend upon the sex and the value applied under any payment plan will be based on our fixed dollar age of the annuitant and the joint annuitant at annuitization. Table of Annuity Rates in effect at annuitization. Such rates are

                        Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
                       Plan A                             Plan B                              Plan C            Plan D
------------------------------------------------------------------------------------------------------------------------------------
Age                  Life Income                    Life Income with                        Life Income   Joint & Survivor
at       Beginning   Non-Refund      Five Years         Ten Years          Fifteen Years    Installment      Non-Refund
Annui-      In                         Certain           Certain              Certain         Refund        Male & Female
tization   Year     Male Female     Male   Female     Male  Female      Male   Female      Male  Female       Same Age
Age 65     2005     6.51   5.87     6.46     5.85     6.31    5.78      6.07     5.67      6.14    5.68         5.35
           2010     6.42   5.80     6.37     5.78     6.23    5.72      6.01     5.62      6.07    5.63         5.31
           2015     6.33   5.73     6.29     5.71     6.16    5.66      5.96     5.57      6.01    5.57         5.26
           2020     6.25   5.67     6.21     5.65     6.09    5.61      5.91     5.53      5.95    5.52         5.22
           2025     6.17   5.61     6.13     5.60     6.02    5.55      5.85     5.48      5.89    5.48         5.18
           2030     6.09   5.56     6.06     5.54     5.96    5.51      5.80     5.44      5.83    5.43         5.15

Age 70     2005     7.43   6.56     7.32     6.52     6.99    6.38      6.55     6.16      6.81    6.24         5.86
           2010     7.30   6.47     7.20     6.42     6.90    6.30      6.49     6.10      6.71    6.16         5.80
           2015     7.18   6.37     7.08     6.34     6.81    6.22      6.44     6.04      6.63    6.09         5.73
           2020     7.06   6.28     6.97     6.25     6.73    6.15      6.38     5.98      6.55    6.03         5.67
           2025     6.95   6.20     6.87     6.17     6.65    6.08      6.32     5.93      6.47    5.97         5.62
           2030     6.85   6.13     6.78     6.10     6.57    6.02      6.27     5.88      6.39    5.91         5.57

Age 75     2005     8.71   7.61     8.45     7.49     7.81    7.17      7.03     6.71      7.67    7.01         6.61
           2010     8.53   7.46     8.29     7.36     7.70    7.07      6.98     6.65      7.55    6.91         6.51
           2015     8.35   7.33     8.14     7.24     7.60    6.98      6.92     6.59      7.44    6.81         6.42
           2020     8.19   7.20     7.99     7.12     7.50    6.88      6.87     6.53      7.33    6.72         6.33
           2025     8.03   7.08     7.86     7.01     7.40    6.80      6.82     6.47      7.23    6.64         6.25
           2030     7.89   6.97     7.73     6.91     7.31    6.71      6.76     6.41      7.13    6.56         6.18

Age 85     2005    13.09  11.51    11.76    10.74     9.48    9.11      7.69     7.61     10.34    9.54         9.35
           2010    12.72  11.18    11.53    10.50     9.40    9.01      7.67     7.58     10.15    9.36         9.13
           2015    12.38  10.88    11.30    10.28     9.32    8.92      7.66     7.56      9.96    9.19         8.93
           2020    12.05  10.60    11.09    10.06     9.24    8.82      7.64     7.54      9.79    9.03         8.75
           2025    11.75  10.34    10.88     9.86     9.16    8.73      7.63     7.51      9.63    8.88         8.58
           2030    11.47  10.10    10.68     9.68     9.08    8.63      7.61     7.49      9.48    8.74         8.43
------------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

------------------------------------------------------------------------------------------------------------------------------------
                        Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
    Years Payable      Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
        10                 10.51                 17                  7.20                   24                 5.88
        11                  9.77                 18                  6.94                   25                 5.76
        12                  9.16                 19                  6.71                   26                 5.65
        13                  8.64                 20                  6.51                   27                 5.54
        14                  8.20                 21                  6.33                   28                 5.45
        15                  7.82                 22                  6.17                   29                 5.36
        16                  7.49                 23                  6.02                   30                 5.28
------------------------------------------------------------------------------------------------------------------------------------

272876                                                                   Page 18

Table B - Dollar Amounts of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
                          Plan A                          Plan B                              Plan C            Plan D
------------------------------------------------------------------------------------------------------------------------------------
Age                      Life Income                Life Income with                        Life Income    Joint & Survivor
at          Beginning    Non-Refund   Five Years        Ten Years       Fifteen Years       Installment       Non-Refund
Annui-      In                         Certain           Certain           Certain            Refund        Male & Female
tization   Year     Male Female     Male   Female     Male  Female      Male   Female      Male  Female       Same Age
------------------------------------------------------------------------------------------------------------------------------------
Age 65     2005     4.75   4.14     4.72     4.13     4.62    4.09      4.43     4.01      4.19    3.83         3.68
           2010     4.66   4.07     4.63     4.06     4.54    4.03      4.37     3.96      4.13    3.78         3.63
           2015     4.57   4.01     4.55     4.00     4.46    3.97      4.31     3.90      4.08    3.74         3.59
           2020     4.49   3.95     4.47     3.94     4.39    3.91      4.25     3.85      4.02    3.70         3.54
           2025     4.41   3.89     4.39     3.88     4.33    3.86      4.20     3.81      3.97    3.66         3.50
           2030     4.34   3.84     4.32     3.83     4.26    3.81      4.15     3.76      3.93    3.62         3.47

Age 70     2005     5.66   4.85     5.59     4.82     5.35    4.73      4.98     4.55      4.76    4.34         4.23
           2010     5.54   4.76     5.47     4.73     5.26    4.65      4.92     4.49      4.69    4.28         4.16
           2015     5.42   4.67     5.36     4.64     5.16    4.57      4.85     4.42      4.62    4.22         4.10
           2020     5.31   4.58     5.25     4.56     5.08    4.50      4.79     4.37      4.55    4.17         4.04
           2025     5.20   4.50     5.15     4.49     4.99    4.43      4.73     4.31      4.49    4.12         3.98
           2030     5.10   4.43     5.05     4.41     4.91    4.36      4.67     4.25      4.43    4.07         3.93

Age 75     2005     6.92   5.89     6.74     5.81     6.23    5.57      5.53     5.17      5.50    5.01         5.01
           2010     6.74   5.75     6.58     5.68     6.11    5.47      5.47     5.10      5.41    4.93         4.91
           2015     6.58   5.62     6.43     5.56     6.01    5.37      5.41     5.04      5.32    4.86         4.82
           2020     6.42   5.50     6.29     5.45     5.90    5.27      5.35     4.97      5.24    4.79         4.73
           2025     6.27   5.39     6.15     5.34     5.80    5.18      5.29     4.91      5.16    4.72         4.65
           2030     6.13   5.28     6.02     5.24     5.71    5.10      5.23     4.85      5.08    4.66         4.58

Age 85     2005    11.23   9.72    10.15     9.11     8.06    7.67      6.27     6.18      7.75    7.14         7.76
           2010    10.88   9.41     9.91     8.88     7.97    7.56      6.26     6.16      7.61    7.01         7.56
           2015    10.55   9.13     9.69     8.66     7.89    7.46      6.24     6.13      7.47    6.88         7.37
           2020    10.24   8.86     9.47     8.45     7.80    7.36      6.23     6.11      7.34    6.77         7.19
           2025     9.96   8.62     9.26     8.25     7.72    7.26      6.21     6.08      7.22    6.66         7.03
           2030     9.69   8.39     9.06     8.06     7.64    7.16      6.19     6.05      7.11    6.56         6.88

------------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 2.0% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 2.0% annual effective interest rate.

------------------------------------------------------------------------------------------------------------------------------------
                       Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
   Years Payable       Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
------------------------------------------------------------------------------------------------------------------------------------
         10                   9.18                 17                  5.77                   24                  4.36
         11                   8.42                 18                  5.50                   25                  4.22
         12                   7.80                 19                  5.26                   26                  4.10
         13                   7.26                 20                  5.04                   27                  3.98
         14                   6.81                 21                  4.85                   28                  3.87
         15                   6.42                 22                  4.67                   29                  3.77
         16                   6.07                 23                  4.51                   30                  3.68
------------------------------------------------------------------------------------------------------------------------------------


272876                                                                   Page 19

                       Deferred Variable Annuity Contract

(logo)                                        American Enterprise Life
AMERICAN                                      Insurance Company
 EXPRESS                                      Administrative Offices:
(R)                                           [829 AXP Financial Center]
                                              [Minneapolis, MN 55474]

   o        Flexible Purchase Payments
   o        Investment Experience Reflected in Benefits
   o        Variable Accumulation Values
   o        Optional Variable or Fixed Dollar Annuity Payments
   o        Annuity Payments to Begin on the Retirement Date
   o        This Contract is Nonparticipating -- Dividends Are Not Payable